Exhibit 10.2

SCHEDULE A

THIS ROYALTY AGREEMENT dated as of ______________________, 20__.

BETWEEN:

NATURAL VENTURES PR, LLC.

(the “Owner”)

- and -

GSRX INDUSTRIES INC.

(the “Holder”)

RECITALS:

WHEREAS the Owner acquired from the Holder pursuant to an option agreement dated as of May 6, 2020 (the “Option Agreement”) and is the recorded owner of 100% of the issued and outstanding membership interest of Project 1493, LCC (the “1493 Membership Interest”);

AND WHEREAS pursuant to the terms of the Option Agreement the Owner has agreed to grant to the Holder, in consideration of the completion of the transactions under the Option Agreement, a royalty on revenues generated from operations of Project 1493, LLC (“1493”),

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, it is agreed as follows:

1.	Definitions – the following terms will have the following meanings in this Agreement:

	(a)	“1493” has the meaning set out in the second paragraph of this Agreement;

	(b)	“1493 Membership Interest” has the meaning set out in the first paragraph of this Agreement;

	(c)	“Affiliate” shall have the meaning ascribed to that term in the Option Agreement;

	(d)	“Deemed Gross Returns” means all of the revenues generated in Puerto Rico by the operations and business of 1493 tracked through the Puerto Rican government approved seed-to-sale traceability system, as may be approved and changed from time to time, currently provided by Bio-Tech Medical Software, Inc. through its BioTrackTHC division, and shall be calculated in accordance with International Financial Reporting Standards;

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(e)	“Encumbrances” shall have the meaning ascribed to that term in the Option Agreement;

(f)	“Revenues” means Deemed Gross Revenues calculated with respect to a particular month less Taxes;

(g)	“Royalty” means the royalty granted to the Holder described in Section 2 of this Agreement;

(h)	“Royalty Payments” has the meaning set out in Section 2; and

(i)	“Taxes” means all taxes, levies, duties, royalties (excluding the Royalty contemplated in this Option Agreement), charges, fees and assessments whatsoever, of any domestic federal, state or local government or any subdivision thereof, whether now or in the future that are imposed on or levied against, or allocated to the operations of 1493, purchases with respect to such operations, and/or any production or sales of products or services, including without limitation, all value added taxes, any payroll taxes, severance taxes, sales and use taxes, customs duties, import fees, government royalties, excluding only taxes based on the net income of the Owner and its Affiliates.

2.	Reservation, Purchase and Grant of Royalty – Subject to the terms of this Agreement, the Owner, for and in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Owner, hereby grants, sells, assigns, transfers, conveys and agrees to pay to the Holder, effective as of the Option Exercise Date (as defined in the Option Agreement), a revenues interest royalty and the right to receive payments in respect thereof (the “Royalty Payments”) equal to five percent (5%) of the Revenues realized by the Owner from the operations of 1493 for the duration of the Term (as defined below in Section 4).

3.	Time and Manner of Royalty Payments

(a)	The Royalty Payments shall be calculated on a calendar month basis and shall become due and payable thirty (30) days following the last day of such calendar month. Royalty Payments may be paid in cash, by cheque, bank draft, money order, wire transfer or other acceptable means as determined by the Owner, in its sole discretion, and the Owner may require the Holder to pick up such form of Royalty Payment from its head office in Puerto Rico. The Royalty Payments shall be accompanied by a settlement sheet showing in reasonable detail the products or services sold or deemed sold by the Owner in the preceding calendar month, the price of such product or services, tax deductions, and other pertinent information in sufficient detail to explain the calculation of the Royalty Payments.

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(b)	All Royalty Payments shall be considered final and in full satisfaction of all obligations of the Owner with respect thereto.

(c)	The Holder acknowledges and agrees that the Owner shall be responsible only for the payment of Royalty Payments in respect of Revenues. Notwithstanding the foregoing, any duty or obligation required to be performed by or on behalf of the Owner hereunder may be performed by the manager or operator, if other than the Owner, in respect of 1493.

(d)	All Royalty Payments will be made subject to withholding or deduction in respect of the Royalty for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any government having power and jurisdiction to tax and for which the Owner is obligated in law to withhold or deduct and remit to such taxing authority having such power and jurisdiction.

4.	Term – This Agreement shall commence the date hereof and continue for a term of five (5) years thereafter (the “Term”), after which time this Agreement shall terminate and shall be of no further force and effect.

5.	Representations and Warranties of the Owner

The Owner hereby represents and warrants as follows:

(a)	it is duly incorporated, organized, validly existing and in good standing under the laws of its governing jurisdiction;

(b)	it has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and to own the 1493 Membership Interest and to carry on its business as conducted and as proposed to be conducted in respect of 1493;

(c)	neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated herein nor the compliance with the terms, conditions and provisions of this Agreement will conflict with or result in a breach of any terms, conditions or provisions of the charter documents or by-laws of the Owner, any law, rule or regulation having the force of law, any contractual restrictions that are binding upon the Owner, or any writ, judgment, injunction, determination or award that is binding upon the Owner;

(d)	this Agreement has been duly executed and delivered by the Owner and constitutes a valid and legally binding obligation of the Owner; and

(e)	the Owner possesses or will possess all material licences, approvals and consents of all governments and regulatory authorities that are required to properly conduct its business, including the business of 1493.

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6.	Survival of Representations and Warranties – All representations, warranties, covenants and agreements of the Owner set forth in this Agreement shall survive the creation of the Royalty and shall continue in full force and effect for the benefit of the Holder for the duration of the Term.

7.	Confidentiality

(a)	Holder shall not, without the express written consent of the Owner, which consent may be unreasonably withheld, disclose any non-public information received under this Agreement relating to the Owner, the Royalty or the 1493 Membership Interest (the “Confidential Information”), other than to employees, agents or consultants of the Holder in respect of the administration or enforcement of its rights hereunder, or issue any press releases relating to the Owner. In addition, the Holder shall not use any Confidential Information for its own use or benefit except for the purpose of administering or enforcing its rights under this Agreement.

(b)	The Holder may disclose Confidential Information to a prospective lender to whom the Holder may, in good faith, grant an interest in Royalty Payments as security for the Holder’s bona fide obligations to such lender or if required pursuant to any agreement to which the Holder is a party at the date of this Agreement, but only if the Owner has been provided with a confidentiality agreement that includes the confidentiality provisions of Section 7(a), and that has been executed by such lender or other parties to such other agreements, as the case may be.

(c)	The Holder may disclose Confidential Information if such disclosure is required for compliance with applicable laws, rules, regulations or orders of any governmental agency or stock exchange having jurisdiction over the Holder or its Affiliates.

8.	Maintenance of 1493 Operations

All decisions regarding the business and operations of 1493 shall be made by the Owner, acting reasonably. The Owner will take commercially reasonable steps to maintain 1493 in good standing. Prior to abandoning, surrendering or allowing to lapse or expire any part or parts of any licenses required for the operation of the business of 1493 (the “1493 Licenses”), the Owner shall: (a) provide written notice to the Holder at least five (5) business days prior to such abandoning, surrendering or allowing to lapse or expire any part or parts of the 1493 Licenses; and (b) take commercially reasonable steps to transfer the 1493 License(s) that the Owner intends to abandon, surrender or allow to lapse or expire to the Holder for the sum of $1.00.

9.	No Implied Covenants

The parties agree that no implied covenants or duties relating to the operations of 1493 or the payment of royalties provided for herein shall affect any of their respective rights or obligations hereunder, and that the only covenants or duties which affect such rights and obligations shall be those expressly set forth and provided for in this Agreement.

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10.	Dispute Resolution

(a)	Any matter in dispute hereunder will be taken to successively higher levels of the parties’ management. Once the dispute has reached the president or chief executive officer (as the case may be) of each of the parties, any party may send a written notice to the other party indicating that there is a dispute that must be resolved according to this Section 10(a). If there is no resolution of the dispute at such level within 30 days of such notice, then either party may refer the matter to arbitration under Section 10(b). The arbitration will not be deemed to have commenced until one of the parties is duly served with a request for arbitration as provided under Section 10(d).

(b)	All disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity, performance, effects, interpretation, breach or termination, will be referred to and finally resolved by arbitration administrated by the International Court of Arbitration of the International Chamber of Commerce, except as they may be modified herein or by mutual written agreement of the parties.

(c)	The place of arbitration will be Vancouver, British Columbia. The language of arbitration will be English. There will be (one or three) arbitrator(s).

(d)	Any party may, either separately or together with any other party to this Agreement, initiate arbitration proceedings pursuant to this Section 10 by sending a request for arbitration to all other parties to this Agreement and to the International Court of Arbitration of the International Chamber of Commerce. The arbitration will commence when the recipient party receives such notice.

(e)	Any party may intervene in any arbitration proceedings hereunder by submitting a written notice of claim, counterclaim or cross-claim against any party to this Agreement, provided that such notice is also sent to all other parties and to the International Court of Arbitration of the International Chamber of Commerce within 30 days from the receipt by such intervening party of the relevant request for arbitration or notice of claim, counterclaim or cross-claim.

(f)	Any party named as respondent in a request for arbitration, or a notice of claim, counterclaim or cross-claim, may join any other party in any arbitration proceedings hereunder by submitting a written notice of claim, counterclaim or cross-claim against that party, provided that such notice is also sent to all other parties and to the International Court of Arbitration of the International Chamber of Commerce within 30 days from the receipt by such respondent of the relevant request for arbitration or notice of claim, counterclaim or cross-claim.

(g)	Any joined or intervening party will be bound by any award rendered by the arbitral tribunal even if such party chooses not to participate in the arbitration proceedings.

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11.	Change in Ownership of Right to Royalty

No change or division in the ownership of the Royalty or the right to Royalty Payments, however accomplished, shall enlarge the obligations or diminish the rights of the Owner. The Holder covenants that any change in ownership of the Royalty Payments shall be accomplished in such a manner that the Owner shall be required to make payments and give notice to no more than one person, firm, corporation, or entity, and upon breach of this covenant, the Owner may retain all Royalty Payments otherwise due until such breach has been cured. No change or division in the ownership of the Royalty or right to Royalty Payments shall be binding on the Owner until the Holder shall have delivered to the Owner a certified copy of the instrument evidencing the change or division in such ownership.

12.	General Provisions

(a)	Further Assurances; Registration of Interest

Each party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the party requesting such further document or action, unless expressly indicated otherwise.

(b)	Binding Effect

All covenants, conditions, and terms of this Agreement shall bind and enure to the benefit of the parties hereto, their respective successors and assigns. Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between the Owner and the Holder.

(c)	Governing Law

This Agreement shall be governed by and construed under the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(d)	Time of Essence

Time is of the essence in this Agreement.

(e)	Severability

If any provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision had not been a part hereof so that the invalidity shall not affect the validity of the remainder of the agreement which shall be construed as if the agreement had been executed without the invalid portion. It is hereby declared to be the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, hereafter be declared or held invalid.

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(f)	Accounting Principles

All calculations hereunder shall be made in accordance with International Financial Reporting Standards.

(g)	Currency

All dollar amounts or references to $ herein refer to the lawful currency of the United States of America.

(h)	Assignment or Transfer

The Owner shall be entitled to assign, in whole but not in part, its obligations under this Agreement to an Affiliate provided: (i) such Affiliate shall agree in writing with the Holder to be bound by the obligations of the Owner to be performed hereunder; (ii) that the Owner shall expressly agree in writing to remain liable for the due performance of its obligations hereunder; and (iii) that the Owner shall provide: (A) written notice thereof to the Holder at least five (5) business days prior to such assignment; and (B) executed copy of the agreement evidencing: (I) the Affiliate’s agreement with the Holder to be bound by the obligations of the Owner to be performed hereunder; and (II) the Owner’s agreement to remain liable for the due performance of its obligations hereunder. The Owner shall not transfer, assign, sell or dispose of, in any manner whatsoever, all or any part of its right, title and interest in and to the 1493 Membership Interest or its obligations under this Agreement to any non-Affiliate transferee without the prior written consent of the Holder and unless such non-Affiliate transferee agrees in writing with the Holder to assume the obligations of the Owner pursuant to the terms of this Agreement and the Option Agreement, in which event the defined term “Owner” herein shall mean such permitted assignee or transferee and the Owner shall be released from its obligations herein and therein in respect of such part or parts so transferred or assigned, other than in respect of those obligations of the Owner which expressly survive the termination of this Agreement and the Option Agreement unless such obligations have been specifically assumed by an agreement in writing with the Holder by such permitted assignee or transferee, and the Holder shall execute such release in such form as the Owner deems advisable. For the avoidance of doubt, the Holder may assign this Agreement and its rights, interests and obligations hereunder, in whole but not in part, to any person after providing written notice thereof to the Owner at least five (5) business days prior to such assignment.

(i)	Notices

All notices delivered under this Agreement shall be delivered in accordance with the notice provisions set out in the Option Agreement.

(j)	Entire Agreement

This Agreement, together with the Option Agreement, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the parties. Except as may be specifically set forth in this Agreement, there are no representations, warranties, conditions, or other agreements or acknowledgments, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced any party to enter into this Agreement or on which reliance is placed by either party.

(k)	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts together will constitute one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

NATURAL VENTURES PR, LLC.

By:
Name:
Title:

GSRX INDUSTRIES INC.

By:
Name:
Title: